Exhibit 99

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ACQUIRES

THE OVAL GROUP OF COMPANIES

Itasca, IL, April 1, 2014 – Arthur J. Gallagher & Co. (NYSE: AJG) today announced that it has acquired the Oval Group of Companies (“Oval”), an independent commercial insurance broker with over £80 million in annualized revenue operating out of 24 offices throughout the United Kingdom. The transaction closed today.

“Oval will significantly expand our retail distribution and firmly positions Gallagher as a top three U.K. retail commercial broker operating from 70 locations. Our combined operations will also make us the largest retail broker in several key U.K. locations,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “With the addition of over 1,000 Oval associates, we will add extensive expertise and experience to our upper and middle-market client capabilities. We are extremely pleased to welcome Peter Blanc and his colleagues to our growing Gallagher family of professionals.”

Peter Blanc, Oval’s CEO, added: “I’m incredibly excited at the prospect of harnessing the combined strength of Oval and Arthur J. Gallagher for the benefit of all of our clients spread across the U.K. Together, we expect to deliver unparalleled service and expertise in the ever changing insurance brokerage marketplace and continue our common strategies of growing organically and through complementary mergers. Equally exciting is that we share a very similar culture that is constantly looking to improve our productivity, enhancing our service and maintaining a dynamic and cohesive sales culture.”

Benefits of the acquisition are expected to include:

•	Significantly expands Gallagher’s retail client base in the U.K. middle-market;

•	New locations will strengthen Gallagher’s footprint in the U.K.;

•	Cross-selling opportunities across the combined network;

•	Complementing and expanding specialized niche practice groups;

•	Combining strong production talent that builds on Gallagher’s successful sales team platform;

•	Driving longer-term operational efficiencies through a consolidated platform;

•	Highly experienced teams with proven integration processes; and

•	Combining two similar sales cultures.

Peter Blanc will lead Gallagher’s combined U.K. retail division, and Oval’s benefits and wealth management business will become part of Gallagher’s U.K.-based benefit and consulting specialist operations, led by Tim Johnson.

Retail: Oval’s retail business generates approximately £68 million in annualized revenues across 19 offices. The Oval commercial lines business complements Gallagher’s existing expertise groups. More than half of its business is niche-driven, including the real estate, construction, oil & gas, transportation, social housing and manufacturing specialty practices.

Benefits and benefit consulting: Oval’s benefit, wealth management and healthcare operations generate approximately £12 million in annualized revenues through its range of services for corporate clients and private client wealth management. The increased opportunities to cross-sell to all of the combined organizations’ customers and the increased scale it will give to Gallagher’s existing employee benefits operations will provide a solid market presence and platform for future expansion.

Financial Terms

The transaction is expected to generate over £80 million in annualized revenue and over £22 million of annualized EBITDAC (before integration costs) growing to £27 million in 2016 reflecting operational synergies. Integration costs are expected to range between £1.5 million to £2.0 million per quarter through 2015, and less than £1.0 million per quarter during 2016. Total net consideration is approximately £199 million payable in cash. Gallagher expects to finance the transaction using free cash and borrowings on its line of credit.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 25 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements regarding the Oval acquisition include, but are not limited to, statements regarding integration activities, future revenue and earnings impact, the size and status of the combined organization within the United Kingdom, cross-selling and expense saving opportunities, expected levels of growth within the acquired business, drivers of organic growth and anticipated future results or performance of any segment or the Company as a whole.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions (including an economic downturn and uncertainty regarding the Euro zone), changes in premium rates and in insurance markets generally, changes in the insurance brokerage industry’s competitive landscape, unexpected regulatory changes, and the difficulties inherent in combining the cultures and systems of different companies.

Please refer to Gallagher’s filings with the SEC; including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for a more detailed discussion of these and other factors that could impact its forward-looking statements.

Information Regarding Non-GAAP Measures

This press release refers to EBITDAC (defined as earnings from continuing operations before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn out payables), which is a measure not in accordance with, or an alternative to, the GAAP information provided herein. Gallagher believes EBITDAC provides a meaningful representation of its operating performance and improves the comparability of results between periods by eliminating the impact of certain items that have a high degree of variability. The most directly comparable GAAP measure is earnings from continuing operations. Please see “Reconciliation of Non-GAAP Measures” on Gallagher’s website at www.ajg.com under “Investor Relations” for the purpose of each non-GAAP measure used and an example of a reconciliation to the most directly comparable GAAP measure.

Contact: Marsha Akin

Director – Investor Relations

630-285-3501 and/or marsha_akin@ajg.com

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